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                                                                   Exhibit 23(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Commercial Federal Corporation on Form S-3 of our report dated March 19, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for certain investments in debt and equity securities in 1995, and a change in the method of accounting for income taxes, a change in the method of accounting for postretirement benefits, and a change in the method of accounting for intangible assets in 1994), appearing in Form 8-K of Commercial Federal Corporation dated March 19, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Omaha, Nebraska
March 19, 1996